EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Advance Research & Applications Corp.	Sunnyvale, California
Advanced Micro Electronics AS	Horten, Norway
Ancore Corporation	Santa Clara, California
Centro Vision, Inc.	Newbury Park, California
Corrigan Canada, Ltd.	Ontario, Canada
CXR Limited	Surrey, United Kingdom
Dolphin Medical, Inc.	Hawthorne, California
Dolphin Pvt Ltd.	Singapore
Ferson Technologies, Inc.	Ocean Springs, Mississippi
Metorex Security Products, Inc.	Ewing, New Jersey
Metorex Security Products, Oy	Espoo, Finland
Opto Sensors (Malaysia) Sdn. Bhd.	Johor Bahru, Malaysia
Opto Sensors (Singapore) Pte. Ltd.	Singapore
OSI Defense Systems, L.L.C.	Orlando, Florida
OSI Electronics, Inc.	Camarillo, California
OSI Fibercomm, Inc.	Hawthorne, California
OSI Medical (Singapore) Pte. Ltd.	Singapore
OSI Systems Germany GmbH	Dusseldorf, Germany
OSI Systems Pvt. Ltd.	Secunderabad, India
Osteometer MediTech USA, Inc.	Hawthorne, California
Rapiscan Asia Pte. Ltd.	Singapore
Rapiscan Consortium (M) Sdn. Bhd.	Johor Bahru, Malaysia
Rapiscan Hong Kong, Ltd.	Hong Kong
Rapiscan Security Products (U.S.A), Inc.	Hawthorne, California
Rapiscan Security Products, Ltd.	Crawley, United Kingdom
RapiTec, Inc.	Upland, California
Spacelabs Medical (Canada) Inc.	Ontario, Canada
Spacelabs Medical Austria GmbH	Vienna, Austria
Spacelabs Medical Finland Oy	Espoo, Finland
Spacelabs Medical SAS	Creteil, France
Spacelabs Medical UK Limited	Crawley, United Kingdom
Spacelabs Medical, Inc.	Issaquah, Washington
Spacelabs (Singapore) Pte. Ltd.	Singapore
UDT Sensors, Inc.	Hawthorne, California